EXHIBIT 10.1


                      EMPLOYMENT AGREEMENT - ALON MAOR

ESC SHARPLAN LTD., having its registered office at No. 31 Kowa Bldg., 19-1 Shirokanedai 3-chome, Minato-ku, Tokyo (hereinafter the "Company") and ALON MAOR, residing at No. 103 Japan Plaza, 8-11 Shirokanedai 5-chome, Minato-ku, Tokyo (hereinafter "Maor") hereby agree as follows:


Article 1.  (Employment)

      As from January 1, 2000, the Company shall employ Maor as the President and Representative Director of the Company and Maor hereby agrees to work for the Company in such capacity.

Article 2.  (Duties)

l. Maor shall exert his best efforts in performing his duties as the President and Representative Director of the Company, in the areas of registration, marketing, sales, administration and clinical and technical support.

2.    Maor shall report to the CEO / COO of ESC Medical Systems,
Israel with respect to the performance of his duties .

Article 3.  (Place of Work)

      Maor shall perform his duties hereunder at the head office of the company in Tokyo, Japan.

Article 4.  (Salary)

l. The Company shall pay Maor an annual salary of Y23,500,000 (twenty-three million five hundred thousand yen), payable by equal monthly installments (rounded up to the nearest yen) on the 15th day of each month. This amount excludes the company portion of the standard Japanese social benefits.

2. The annual salary shall be reviewed by mutual agreement on an annual basis.

Article 5.  (Allowances and Benefits)

l. The Company shall pay to Maor an annual housing reimbursement, which shall be in the range of Y12,000,000 (twelve million yen) per year, to be adjusted by mutual agreement annually in accordance with market housing prices. In addition, the monthly payment of the salary shall be increased by an amount equivalent to 35% (thirty-five percent) of the monthly rent, provided, however, that the same amount shall be deducted by the Company upon the monthly payments of the salary.

2. The Company shall pay to Maor an annual allowance of (Y)5,000,000 (five million yen) for the education of children. The said amount shall be the net amount. Accordingly, the Company shall gross-up the amounts to be actually paid considering applicable taxes and deductions.

3. Maor shall be entitled to membership of the American Club in Tokyo, Japan at the Company's expense.

4. The Company shall make available to Maor a company car.

Article 6.  (Retirement Benefit)

      Maor shall be entitled to a retirement benefit after the first year of service, which shall be in an amount equal to the gross monthly salary at the time of retirement. The amount of the retirement benefit shall be increased in subsequent years by one month's gross salary in respect to each full year of service completed with the Company.

Article 7.  (Vacation and Leave)

l. Maor shall have an annual paid vacation of 24 (twenty-four) days.

2. In addition to the annual paid vacation under the preceding paragraph, Maor shall be granted a paid yearly family home leave.

Article 8.  (Term)

      The initial term of this Agreement shall be 24 (twenty-four) months. If either party wishes to terminate this Agreement upon expiration of the initial term, such party shall give a written notice to the other party at least 6 (six) months prior to the end of the term. It is expressly agreed by the Company that during the 6 months following such termination notice, the Company shall pay to Maor the full remuneration (salary and all other allowances and benefits) in accordance with this Agreement. During such period, Maor will continue to perform his duties under this Agreement if so requested by the company.

Article 9.  (Miscellaneous)

l. Any new invention, product, component, procedure, technology or other intellectual properties, which may result from Maor's work for the Company hereunder or the work of other employees of the Company shall be the sole property of the Company.

2. Maor shall separately enter into a confidentiality and competition agreement with the Company.

3. This Agreement supersedes the Employment Agreement dated as of January 15, 1999.

Dated the 1st day of January, 2000




                        The Company:   ESC SHARPLAN, LTD.



                                       ----------------------------------
                                            Name:
                                            Title:



                        Maor:
                                            --------------------------------
                                            Alon Maor






We agree to be bound by the terms and conditions set forth above.

Date:

ESC MEDICAL SYSTEMS, LTD.


--------------------------
Name:  Yacha Sutton
Title: CEO